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Exhibit 99(a)

Folksamerica Holding Company
401(k) Savings & Investment Plan
Financial Statements for the years ended
December 31, 2003 and 2002

Folksamerica Holding Company
401(k) Savings and Investment Plan

Table of Contents

Page (s)
Report of Independent Registered Public Accounting Firm	1
Financial Statements:
Statements of Net Assets Available for Plan Benefits as of December 31, 2003 and 2002	2
Statements of Changes in Net Assets Available for Plan Benefits for the years ended December 31, 2003 and 2002	3
Notes to Financial Statements	4–7
Supplemental Schedule*:
Schedule H, Line 4(i) Schedule of Assets Held at End of Year As of December 31, 2003	8

*
Other schedules required by Section 2520.103-10 of the Department of labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (ERISA) have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of
Folksamerica Holding Company 401(k) Savings & Investment Plan:

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of Folksamerica Holding Company 401(k) Savings & Investment Plan (the "Plan") at December 31, 2003 and 2002, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Supplemental Schedule of Assets Held at End of Year as of December 31, 2003 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

PRICEWATERHOUSECOOPERS LLP

New York, NY
June 22, 2004

Folksamerica Holding Company

401(k) Savings and Investment Plan

Statements of Net Assets Available for Plan Benefits

December 31, 2003 and 2002

	2003	2002
Investments, at fair value
Funds on deposit with Merrill Lynch Trust Company of New York	$19,329,782	$13,039,431
Loans to participants	125,778	82,996

Total investments	19,455,560	13,122,427

Receivables:
Employer contributions	91,054	72,359
Participant contributions	151,578	98,701

Net assets available for plan benefits	$19,698,192	$13,293,487

See accompanying notes to financial statements.

Folksamerica Holding Company

401(k) Savings and Investment Plan

Statements of Changes in Net Assets Available for Plan Benefits

for the years ended December 31, 2003 and 2002

	2003	2002
Additions (deductions) to net assets attributed to:
Interest and dividend income	$352,470	$374,437
Net appreciation/(depreciation) in fair value of investments	2,801,386	(1,819,158)

Net investment income (loss)	3,153,856	(1,444,721)
Contributions:
Employer contributions	799,174	659,234
Participant contributions and rollovers	2,831,391	1,068,327

Total contributions	3,630,565	1,727,561
Deductions from net assets attributed to:
Benefits paid to participants	372,432	770,046
Other decreases	7,284	7,198

Total deductions	379,716	777,244
Net increase (decrease) in net assets available for plan benefits	6,404,705	(494,404)
Net assets available for plan benefits:
Beginning of year	13,293,487	13,787,891

End of year	$19,698,192	$13,293,487

See accompanying notes to financial statements.

Notes to Financial Statements

1. The Plan:

Description of Plan

        The following brief description of the Folksamerica Holding Company 401(k) Savings & Investment Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information. Participants in the Plan include employees of Folksamerica Holding Company, Inc. ("Folksamerica") and a limited number of employees of White Mountains Insurance Group, Ltd. ("White Mountains"), Folksamerica's ultimate parent company, and certain affiliates. Folksamerica and White Mountains are collectively referred to as the "Company".

        The Plan was originally established on January 1, 1981 to provide retirement benefits for eligible employees of Folksamerica.

        The Plan is a defined contribution plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Company contributes to the Plan the total amount of salary reduction an employee elects to defer. Employees may elect to defer from 1% to 25% of their base salary (limited to an annual maximum of $12,000 and $11,000 in 2003 and 2002, respectively). The Company provides matching contributions equal to 100% of an employee's elective contribution up to six (6) percent of an employee's contributed compensation. The Company may also make additional discretionary contributions to the Plan, however no such contributions were made in 2003 or 2002.

        The Plan is sponsored and administered by the Company (the "Plan Administrator"). The Company has appointed Merrill Lynch Trust Company of New York ("Merrill Lynch") as trustee who is responsible for the management of the Plan's assets. Expenses related to the administration of the Plan are paid by the Company.

Eligibility and Participation

        Effective, January 1, 2003, employees of the Company, of a least 18 years of age, are eligible for participation in the Plan on their date of hire with matching Company contributions to begin on the first anniversary of the date of hire. Prior to January 1, 2003, the employee must have completed (1) year of service and have attained the age of 18 to become eligible for participation in the Plan.

        Rollover contributions represent vested account balances transferred by participants of the Plan from other plans.

Vesting

        Participants are always 100% vested in employee contributions and rollover contributions plus net investment income earned on these amounts.

        The Plan provides for full (100%) vesting of the Company's contributions. Participants become vested in Company contributions based on years of services as follows:

Years of Service	Percentage
1	0%
2	25%
3	50%
4	75%
5	100%

Transfers

        Participants are permitted to change their investment interests on a daily basis subject to certain limits.

Forfeitures

        Plan participants who terminate employment for reasons other than retirement, death, or disability will receive the vested portion of their account only. Amounts forfeited due to terminations of employment are included in the total investments of the plan and will be used to reduce the Company's future contributions to the Plan. The forfeitures on vested amounts were $13,351 and $25,618 for 2003 and 2002, respectively.

Participant Loans

        The Plan allows loans to participants up to a maximum amount of 50% of the participant's vested balance not to exceed $50,000. Loan provisions provide for a term generally not to exceed five years, with interest rates and repayment schedules to be determined by the Plan Administrator. The interest rates on participant loans outstanding at December 31, 2003 and 2002 range from 5.0% to 10.5%.

Payment of Benefits

        Each participant's accrued benefits, including allocations of Plan earnings, may be paid to the participant upon retirement, death, disability, resignation, discharge, or proven hardship. The normal form of benefit payable under this Plan is a lump sum.

Asset Management

        The trustee of the Plan is also the record keeper and custodian of the Plan's assets.

Plan Termination

        Although it has not expressed any intent to do so, the Company has the right, under the Plan, to suspend contributions, to discontinue contributions, or to terminate the Plan at any time. In the event of termination, the accounts of the members of the Plan are fully vested and nonforfeitable.

2. Summary of Significant Accounting Policies:

Basis of Presentation

        The accompanying statements of net assets available for plan benefits and changes in net assets available for plan benefits have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the changes in net assets available for plan benefits during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

        The Plan provides for investment options in mutual funds and other investment securities. Investment securities are exposed to various risks, such as interest rate risk, market risk and credit risk. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participant's account balances and the amounts reported in the statement of net assets available for plan benefits and the statement of changes in net assets available for plan benefits.

Investments

        The Plan provides for participant directed investment programs with Merrill Lynch as well as the option for self-directed equity investments (the "Self-Direct RCMA option"), to enhance options available to employees. Additionally, participants have the option to invest in the publicly traded common shares of White Mountains ("WTM"). A description of the investment funds of the Plan is set forth in each fund's prospectus.

        The Plan's investments are stated at fair value, based on the quoted market price on the last business day of the Plan year.

        Pooled separate account balances (i.e., individual funds) are recorded at fair value and increase and decrease with contributions, withdrawals, and realized and unrealized gains and losses from the assets in the accounts. The value of each separate account is determined at the close of each business day based on market values of the underlying assets. Gain or loss on investments in pooled separate accounts sold during the year is based on their inventory value (market value at the beginning of the period or cost if purchased prior to the beginning of the period). Increase or decrease in the value of investments held in pooled separate accounts at year end is based on the difference between the market value of such investments at the end of the year and their inventory value.

        Contributions from the participants and the employer are recorded in the period in which the payroll deductions are made from Plan participants' paychecks. Funds for both employer and employee are remitted to the Plan monthly.

        Loans to participants are stated at cost, less principal pay downs, which approximates fair value.

        The Plan presents in the statements of changes in net assets available for plan benefits the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains or losses and unrealized appreciation (depreciation) on those investments.

Income Taxes

        On January 26, 1994, the Plan received its most recent letter of determination from the Internal Revenue Service on its qualification under sections 401(a) and 401(k) of the Internal Revenue Code. The Plan has subsequently been amended, however, the Plan Administrator and the Plan's counsel believes that the Plan continues to be designed and operated in accordance with the requirements for qualification. Therefore, no provision for income taxes is made in the accompanying financial statements.

3. Investments

        Investments, at fair value, that represent five percent or more of the Plan's net assets at December 31, 2003 and/or 2002 are separately identified as follows:

	2003	2002
Merrill Lynch Retirement Preservation Trust Fund & Other*	$5,778,292	$3,992,145
White Mountains Insurance Group, Ltd.	3,895,184	2,603,733
Merrill Lynch S&P 500 Index Fund	1,537,560	1,066,095
Merrill Lynch Balanced Capital Fund	1,174,355	921,227
PIMCO Total Return Fund	1,248,434	905,685
Davis Venture Fund	1,256,364	716,696

*
Other includes cash of $36 and $2,618 in pooled separate accounts (reported separately by Merrill Lynch) at December 31, 2003 and 2002.

        Each participant account is credited with the participant's contributions, which include amounts transferred from other Plans (i.e., rollovers).

4. Reconciliation of Financial Statements to Form 5500:

2003:
Total contributions:
Balance per financial statements	$3,630,565
Current contribution receivable	(242,632)
Prior year contribution receivable	171,060

Balance per Form 5500	$3,558,993

Net assets available for plan benefits—end of year
Balance per financial statements	19,698,192
Contributions receivable	(242,632)

Balance per Form 5500	$19,455,560

2002:
Total contributions:
Balance per financial statements	$1,727,711
Current contribution receivable	(171,060)
Prior year contribution receivable	139,411
Classification difference—Plan Conversion	(152)

Balance per Form 5500	$1,695,910

Net assets available for plan benefits—end of year
Balance per financial statements	$13,293,487
Contributions receivable	(171,060)

Balance per Form 5500	$13,122,427

Folksamerica Holding Company

401(k) Savings and Investment Plan

Supplemental Data Required by the Department of Labor

Schedule H, Line 4(i)

Schedule of Assets Held at End of Year

(A)	(B)	(C)	(D)	(E)
	Identity of Issue, Borrower	Description of Investment	Cost **	Current Value
*	Merrill Lynch
*		White Mountains Insurance Group, Ltd.	1,795,340	$3,895,185
		Merrill Lynch Retirement Preservation Trust and other cash accounts	5,778,292	5,778,293
		Merrill Lynch Fundamental Growth Fund	1,306,529	957,381
		Davis Financial Fund	72,079	84,535
		Merrill Lynch Capital Fund	1,438,720	1,174,355
		Merrill Lynch Euro Fund	13,096	16,130
		Merrill Lynch Global Allocation Fund	771,996	846,059
		Merrill Lynch Healthcare Fund	83,438	86,903
		Merrill Lynch Small Capital Value Fund	454,199	579,364
		Merrill Lynch Pacific Fund	48,959	56,738
		PIMCO Innovation Fund	19,804	20,992
		Federated International Small Company Fund	44,213	54,487
		PIMCO Total Return Fund	1,232,519	1,248,434
		Merrill Lynch S&P 500 Index Fund	1,536,983	1,537,560
		Merrill Lynch Small Cap Index Fund	34,024	42,157
		AIM Advanced Real Estate Fund	42,064	52,129
		Ivy International II Fund	52,103	54,186
		AIM International Equity Fund	238,096	253,498
		Oppenheimer Quest Balanced Value Fund	369,562	387,237
		Van Kampen Emergency Growth Fund	426,484	350,047
		Seligman Comm & Info Fund	30,546	33,877
		Pioneer Europe Fund	11,617	11,915
		Merrill Lynch Latin America Fund	6,145	7,109
		Self-Direct RCMA Option	544,847	544,847
		Davis Venture Fund	1,160,360	1,256,364

			$17,512,015	$19,329,782

*	Participant loans	Interest rates, 5.0% to 10.5%	$125,778	$125,778

*
Denotes party-in-interest

**
Cost of asset refers to the original or acquisition cost of the asset. Cost is determined using the FIFO method at the participant level, and then aggregated at the plan level.

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  Exhibit 99(a)